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                                                                     EXHIBIT 2.1

                                   EXHIBIT A


                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of the 27th day of August, 1996, is made and entered into by and between MEDIRISK, INC., a Delaware corporation ("Medirisk (Delaware)"), and MEDIRISK, INC., a Florida corporation ("Medirisk (Florida)").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Medirisk (Delaware) and Medirisk (Florida) have approved the business combination transaction provided for in this Agreement in which Medirisk (Florida) would merge with and into Medirisk (Delaware) (the "Merger") on the terms and subject to the conditions set forth in this Agreement in order to change the state of incorporation of Medirisk (Florida) from Florida to Delaware;

     WHEREAS, pursuant to the Merger, each issued and outstanding share of stock of Medirisk (Florida) will be converted into the right to receive the Merger Consideration (as defined below);

     WHEREAS, for Federal income tax purposes, Medirisk (Florida) and Medirisk (Delaware) intend that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code");

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants contained herein, the parties agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     Capitalized terms used in this Agreement are used as defined in this
Article I or elsewhere in this Agreement.

     "CERTIFICATES" has the meaning set forth in Section 3.02.

     "CERTIFICATE OF MERGER" has the meaning set forth in Section 2.03.

     "CLOSING" has the meaning set forth in Section 2.02.

     "CLOSING DATE" has the meaning set forth in Section 2.02.

     "DELAWARE COMMON STOCK" means the shares of common stock of Medirisk (Delaware), $0.001 par value.




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     "DELAWARE SERIES A PREFERRED STOCK" means the shares of Series A
Convertible Preferred Stock of Medirisk (Delaware), $0.001 par value.

     "DELAWARE SERIES B PREFERRED STOCK" means the shares of Series B Convertible Preferred Stock of Medirisk (Delaware), $0.001 par value.

     "DGCL" means the Delaware General Corporation Law.

     "EFFECTIVE TIME" has the meaning set forth in Section 2.03.

     "FLORIDA COMMON STOCK" means the shares of Series A Common Stock of Medirisk (Florida), par value $0.001.

     "FLORIDA SERIES A PREFERRED STOCK" means the shares of Series A Convertible Preferred Stock of Medirisk (Florida), $0.001 par value.

     "FLORIDA SERIES B PREFERRED STOCK" means the shares of Series B Convertible Preferred Stock of Medirisk (Florida), $0.001 par value.

     "FBCA" means the Florida Business Corporation Act.

     "MERGER CONSIDERATION" means, in respect of each share of (i) Florida Common Stock, the right to receive one (1) share of Delaware Common Stock; (ii) Florida Series A Preferred Stock, the right to receive one (1) share of Delaware Series A Preferred Stock; and (iii) Florida Series B Preferred Stock, the right to receive one (1) share of Delaware Series B Preferred Stock.

     "SURVIVING CORPORATION" means, upon the effectiveness of the Merger, Medirisk (Delaware).


                                   ARTICLE II
                                   THE MERGER

     2.01 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and FBCA, Medirisk (Florida) shall be merged with and into Medirisk (Delaware) at the Effective Time of the Merger. Following the Merger, the separate corporate existence of Medirisk (Florida) shall cease, and Medirisk (Delaware) shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of Medirisk (Florida) in accordance with the DGCL and FBCA.

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     2.02 CLOSING.  The Closing of the Merger (the "Closing") will take place at the offices of Alston & Bird, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424 as soon as practical following the approval of the Merger by the shareholders of Medirisk (Florida) or at such other date and time as the parties may mutually agree (the date of the Closing being referred to herein as the "Closing Date"). At the Closing, the appropriate officers of Medirisk (Delaware) and Medirisk (Florida) shall execute and acknowledge a Certificate of Merger (as defined below). As promptly as practical following the Effective Time, the Secretary of the Surviving Corporation shall mail to each shareholder of Medirisk (Florida) a Letter of Transmittal and instructions outlining the procedures to be followed by holders of Florida Common Stock, Florida Series A Preferred Stock and Florida Series B Preferred Stock for surrendering their certificates representing such shares and receiving the Merger Consideration.

     2.03 EFFECTIVE TIME. As soon as practical following the Closing, the parties shall file a certificate of merger and articles of merger substantially in the form of Exhibit A hereto (collectively, the "Certificate of Merger") executed and filed in accordance with the relevant provisions of the DGCL and FBCA and shall make all other filings or recordings required under the DGCL and FBCA. The Merger shall become effective upon the last to occur of the filing of the Certificate of Merger with the Delaware Secretary of State or the Secretary of State of the State of Florida (the time the Merger becomes effective being the "Effective Time").

     2.04 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 607.1106 of the FBCA.

     2.05 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation of Medirisk (Delaware) as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. The Bylaws of Medirisk (Delaware) as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

     2.06 DIRECTORS. The directors of Medirisk (Florida) at the Effective Time shall be the directors of the Surviving Corporation, each to serve until the earlier of his resignation or removal or the election and qualification of his successor(s). All existing committees of the Board of Directors of Medirisk (Florida) shall continue and shall have the same members and the same powers and responsibilities as in effect immediately prior to the Effective Time.

     2.07 OFFICERS. The officers of Medirisk (Florida) at the Effective Time shall be the officers of the Surviving Corporation, each to serve until the earlier of his resignation or removal or the election and qualification of his successor(s).



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                                  ARTICLE III
                       EFFECT OF MERGER ON CAPITAL STOCK

     3.01 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any shares of Delaware Common Stock, Delaware Series A Preferred Stock, Delaware Series B Preferred Stock, Florida Common Stock, Florida Series A Preferred Stock or Florida Series B Preferred Stock:

     (a) Each share of Florida Common Stock, Florida Series A Preferred Stock and Florida Series B Preferred Stock issued and outstanding as of the Effective Time shall be converted into the right to receive the Merger Consideration. As of the Effective Time, all shares of Florida Common Stock, Florida Series A Preferred Stock and Florida Series B Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in exchange therefor.

     (b) All shares, if any, of Florida Common Stock, Florida Series A Preferred Stock and Florida Series B Preferred Stock that are owned as treasury stock as of the Effective Time shall be canceled and retired and shall cease to exist, and no capital stock of Medirisk (Delaware) or other consideration shall be delivered in exchange therefor.

     (c) All shares of Delaware Common Stock owned by Medirisk (Florida) immediately before the Effective Time shall, by virtue of the Merger and as of the Effective Time, cease to exist, and all certificates representing such shares shall be surrendered by Medirisk (Florida) for cancellation.

     (d) All warrants and options to purchase Florida Common Stock shall, by virtue of the Merger and as of the Effective Time and without action of the holder thereof, become warrants and options to purchase same number of shares of Delaware Common Stock on the same terms and conditions as previously existing.

     3.02 EXCHANGE OF CERTIFICATES; PAYMENT OF MERGER CONSIDERATION. Each holder of record of a certificate or certificates that immediately prior to the Effective Time of the Merger represented issued and outstanding shares of Florida Common Stock, Florida Series A Preferred Stock or Florida Series B Preferred Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.01 shall surrender such Certificates to the Surviving Corporation for cancellation. In furtherance thereof, the Surviving Corporation shall provide the holders of such Certificates with a Letter of Transmittal and instructions concerning the endorsement and surrender of their Certificates, and upon surrender in accordance therewith, the Surviving Corporation shall issue to such holder in exchange for the Certificates so surrendered a certificate representing the number of shares of Delaware



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Common Stock, Delaware Series A Preferred Stock or Delaware Series B Preferred
Stock that such holder has the right to receive pursuant to the provisions of
Section 3.01. Upon payment of the Merger Consideration, the Certificates so surrendered shall be canceled.

                                   ARTICLE IV
                                 MISCELLANEOUS

     4.01 SHAREHOLDER APPROVAL. To the extent required by the DGCL and FBCA, each party shall, as soon as practical after the date of this Agreement, duly call, prepare and give notice of, convene and hold a special meeting of its shareholders for the purpose of considering and taking action upon this Agreement and all transactions contemplated hereby; provided, however, that any such shareholder action may be taken pursuant to a written consent in lieu of a special meeting.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and attested as of the day and year first above-written.

                                    MEDIRISK (DELAWARE):

                                    MEDIRISK, INC.,
                                    A DELAWARE CORPORATION



                                    BY:  /s/ Mark A. Kaiser
                                        -------------------------------
                                        MARK A. KAISER, PRESIDENT

                                    MEDIRISK (FLORIDA):

                                    MEDIRISK, INC.,
                                    A FLORIDA CORPORATION



                                    BY: /s/ Mark A. Kaiser
                                       --------------------------------
                                       MARK A. KAISER, PRESIDENT


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